Exhibit 99.1

Samuel E. Navarro Appointed to BioSig Board of Directors

Successful investment banker and medical device industry veteran to join the Company as Independent Director

Santa Monica, CA, June 25, 2019 -- BioSig Technologies, Inc. (NASDAQ: BSGM), a medical device company developing a proprietary biomedical signal processing technology platform designed to address an unmet need for the electrophysiology (EP) marketplace, today appointed Samuel E. Navarro to its Board of Directors.

Mr. Navarro brings to BioSig over 30 years of experience in investment banking and medical technology. He currently serves as managing partner of Gravitas Healthcare, LLC, a strategic advisory firm that specializes in emerging growth medical device companies. Since its founding in 2008, the firm has completed over 30 strategic partnership transactions with some of the largest medical device companies in the industry. From 2005 through 2008, Mr. Navarro served as a Managing Director and Global Head of Medical Technology Investment Banking at Cowen & Company. From 2001 through 2005, Mr. Navarro served as a senior portfolio manager at The Galleon Group running the Galleon Healthcare Fund. From 1998 through 2001, he was Global Head of Healthcare Investment Banking at ING Barings, and prior to that, he was Senior Medical Technology Research Analyst at UBS, Furman Selz and Needham & Company.

Mr. Navarro serves or has served on the Boards of other medical device companies, such as Arstasis, Derma Sciences, Dextera Surgical, Fixes-4-Kids, Jomed, MicroTherapeutics, StrataSkin Sciences, and one non-medical company, Pixelux Entertainment. Mr. Navarro also served in the past as an advisory board member of OrthoPediatrics. He also serves on the Board of Trustees at Stonehill College and has served in other non-profit foundations. Mr. Navarro received an MBA in finance from The Wharton School at the University of Pennsylvania. He also holds a master’s degree in engineering from Stanford University and a bachelor’s degree in engineering from the University of Texas at Austin.

“I have been very impressed with the way BioSig is pursuing its vision to bring innovation to some of the most challenging areas of bioelectronic medicine,” commented Mr. Navarro. “The Company has already laid a very strong foundation for commercial success of its first product, PURE EP (tm) System, and I look forward to contributing to further advance the Company’s strategy and activities that will best position BioSig within the convergence of biology and electronics.”

“Sam’s accomplishments in both investment banking and particularly the medical device space are second-to-none, and we are honored that he is able to join us as our new Independent Director. His experience adds more weight to the already impressive collective skillset of our Board, and we look forward to Sam’s contributions as we continue to execute on our core goals and objectives,” stated Kenneth L. Londoner, Founder, Chairman and CEO of BioSig Technologies, Inc.

Mr. Navarro ‘s nomination is the latest in a series of high-level appointments. Previously, BioSig announced that Dr. Jerome Zeldis, M.D., Ph.D, former Chief Medical Officer of Celgene, joined BioSig’s Board of Directors in May 2019, prior to Frank J. Quintero, a Principal at The Yucaipa Companies, and D.A. Wallach, the founder of Inevitable Ventures, joining the Company’s Advisory Board in the first quarter of 2019.

About BioSig Technologies

BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP™ System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory. The system is indicated for use under the supervision of licensed healthcare practitioners who are responsible for interpreting the data. This novel cardiac signal acquisition and display system is engineered to assist electrophysiologists in clinical decision-making during electrophysiology procedures in patients with abnormal heart rates and rhythms. BioSig’s ultimate goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP™ System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Natasha Drapeau
BioSig Technologies, Inc.
Executive Vice President

12424 Wilshire Blvd Ste 745

Los Angeles, CA 90025

ndrapeau@biosigtech.com

310-620-9320